August 14, 1997

Mr. Anthony G. Barone, Esq.
Securities Exchange Commission
Mail Stop 7 - 8
450 Fifth Street, N. W.
Washington, D. C. 20549

Reference:        Response to Letter of Comments of June 30, 1997
                  Immecor Corporation
                  Registration Statement on Form SB-2
                  Filed May 23, 1997
                  File Number 333-6966

Dear Mr. Barone:

     Thank you for your comments of June 30, 1997 on the above referenced filing.

     As per your request, this cover letter keys the Registrant's responses to the comments expressed in the above referenced letter of comments and also provides any supplemental information requested by your staff.

     This cover letter is accompanied by three copies of our amended filing with all blank spaces completed and all changes underlined and marked with with the item numbers used in your comment letter to indicate the Registrant's responses to your staff's comments. At the same the Registrant will submit the amended filing via Edgar with the underlining removed but with special Edgar indicators to mark all paragraphs and/or sections that differ from the original filing.

     General Response to Comment #1:
     Immecor Corporation confirms that it is not and will not circulate a preliminary prospectus or red herring.

     PART I Cover Page Response to Comment #2:
     Immecor Corporation applied to the Pacific Stock Exchange on July 14, 1997 for listing of its securities. The Pacific Stock Exchange has confirmed the eligibility of the Company's securities, pending the number of shares sold within twelve months after the effective date of the Registrant's filing.

Response to Comment #3:
     Since there is no minimum there should be no reason for officers, directors or beneficial stockholders to purchase shares in this offering in order for the Company to reach such minimum. The registrant cannot prevent anybody from purchasing its stock at the offering price. However, if there are other legal considerations the registrant is not aware of, please re-address this issue in future comments.

Response to Comment #4:
     We reconciled the information in "Footnote #1" with the information in "Plan of Distribution". The executive officers who will be selling the Company's securities are identified in "Plan of Distribution". The analysis as to why these executive officers will be able to comply with Rule 3a4 of the Security Exchange Act of 1934 has been provided in "Plan of Distribution".

Reference Data

Response to Comment #5:
         This section has been changed as per your request.

Risk Factors
Response to Comment #6:
     The existing risk factors have been enhanced as per your request. No changes were made with regards your comment "limited experience of management in this type of business". The current management team of the Company has a combined experience in this type of business of approximately 90 years. The individual profiles of the Company's management team have been enhanced to reflect such fact. See also response to comment #33.

     The following additional risk factors were added as per your request: i) Dependence upon offering proceeds; ii) Cummulative voting for directors; and
(iii) The current Board of Directors has the ability to issue "blank check" preferred stock.

Response to Comment #7:
     A new risk factor was added per your request "Penney Stock Regulations" describing the penney stock regulations.

Response to Comment #8:
     The risk factor " Loss of key personnel could interrupt progress" was enhanced as per your request. Additional information was also provided in "Management - Employment Agreements".

Use of Proceeds, Capitalization, and Dilution
Response to Comment #9:
     These tables and disclosures have been revised to comply with your requests.

Management's Discussion & Analysis
Response to Comment #10:
     The text in the appropriate paragraph was revised to clarify the content and the costs associated with purchased service contracts are very immaterial.

Response to Comment #11:
     The text in the appropriate paragraph was revised to clarify the content and enhanced to comply with your request.

Response to Comment #12:
     The text in the appropriate paragraph was revised to clarify the content and to comply with your request.

Liquidity and Capital Resources
Response to Comments #13, 14, 15, 16, and 17:
     The text in the appropriate paragraphs were revised to clarify their contents and to comply with your requests.

Business
Response to Comment #18:
     The paragraph containing computer terms such as Gate Array, photomask defect inspection, etc. was removed from this section. It would take pages and pages of writing to explain the meaning of these terms to computer iliterates.

Business (Continued)
Response to Comment #19:
         A new section "Company History" was added to comply with your request.

Responses to Comments #20, 21, 22, 23, 24, 25, 26, 27, and 28:
     The appropriate paragraphs were clarified and enhanced; a new paragraph :Sales Force" was added to comply with your requests.

Legal Proceedings and Litigation
Responses to Comments #29 and 30:
     This section has been enhanced as per your request and Note 6 has been revised in the Financial Statements included in the Prospectus.

Qualified Small Business Stock
Responses to Comments #31 and 32:
         This section has been clarified as per your request.

Executive Officers, Significant Employees and Directors
Responses to Comments #33 and 34:
         This section has been enhanced as per your request.

Employment Agreements
Responses to Comments #8 and 35:
         This section has been clarified as per your request.

Description of Common Stock
Response to Comment #36:
     The Company's restated Certificate of Incorporation provides for the issuance of 20,000,000 shares of Preferred Stock, no-par value. The issuance of preferred stock could delay, defer or prevent a change in control of the Company as disclosed in "Description of Preferred Stock."

Response to Comment #37:
     There are no anti-takeover provisions in the California law that would delay, defer or prevent a change in control of the Company.

Description of Preferred Stock
Response to Comment  #38:
         This section has been clarified as per your request.

Shares Eligible for Future Resale
Responses to Comments #39 and 40:
         This section has been clarified as per your request.

Plan of Distribution
Response to Comment #41:
     The Company will electronically deliver the prospectus via e-mail if requested by an interested party and only to such states where the Company has received permission to sell its securities. The Company's prospectus will not be posted on its website. This section has been clarified as per your request.

Plan of Distribution (Continued)
Response to Comment #42:
     The Company will not post the prospectus on its web site in order to prevent hampering with the information in the propectus by others. The Company will however after effectiveness display the appropriate "tombstone ad" on its website.

Response to Comment #43:
         This section was clarified as per your request.

Response to Comment #44:
     No dealer agreements will be utilized in connection with the offering and sale of the securities.

Additional Information
Responses to Comments #45 and 46:
         This section has been clarified and enhanced as per your request.

PART II
Recent Sale of Unregistered Securities
Response to Comment #47:
         Paragraph (c) was updated as per your request.

Response to Comment #48:
     All of the outstanding shares of the Company's stock were sold in offerings made solely within the State of California pursuant to the excemption from registration under the Securities Act of 1933 provided in X3(a)(11) thereof; therefore, no Forms D were ever filed with respect to said transactions.

Exhibits
Response to Comment # 49:
     The Financial Data Schedule required with the electronic Edgar filing will be included in said filing.

Undertakings
Response to Comment #50:
         The typographical error has been corrected.

Accounting Comments
Response to Comment #51:
     Page F-6 of the financial statements has been updated as per your request.

Response to Comment #52:
     Offering costs have been capitalized as a deferred cost on the balance sheets in the SB-2 and will only be reflected as a reduction of equity when the offering is completed and the proceeds are received. Per our review of SAB Topic 5:A. it states that "Specific incremental costs directly attributable to a proposed or actual offering of securities may properly deferred and charged against gross proceeds of the offering." All offering costs capitalized relate to this specific offering and the offering has not been aborted. If the offering is aborted, it would then be proper to expense the offering costs.

Response to Comment #53:
         The financial statements were updated to June 30, 1997.
General (Continued)
General

Response to Comment #54:
     A current and dated, signed accountants' consent has been provided in this amendment as per your request.

Response to Comment #55:
     No forward-looking statements were included in the registrants initial filing and none will be provided in this or any future amendment.

     Closing, I thank you again for your comments, which, I hope, have been answered to your satisfaction. I am looking forward to your next set of comments.

     As per your request, I am sending three hard copies of the amended filing to you. All changes were underlined and the appropriate comment numbers were placed into the right margin of the document. The electronic filing will have the underlinings and the comment numbers removed and each paragraph containing changes or corrections will be enclosed by the special characters specified in the Edgar documentation.

Sincerely,

/s/

Heinot H. Hintereder
President & CEO
Immecor Corporation

        As filed with the Securities and Exchange Commission on August 14, 1997
                                                     Registration No. 333-06966



                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                            Amendment #1 to FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               IMMECOR CORPORATION
                 (Name of small business issuer in its charter)

       California                     1115                        68-0324628
(State or jurisdiction of
incorporation or           (Primary Standard Industrial        (I.R.S. Employer
organization)               Classification Code Number)      Identification No.)


                          100 Professional Center Drive
                       Rohnert Park, California 94928-2137
                                 (707) 585-3036
(Address and telephone number of principal executive offices and principal place of business)
            Heinot H. Hintereder, President & Chief Executive Officer
                               Immecor Corporation
                          100 Professional Center Drive
                       Rohnert Park, California 94928-2137
                                 (707) 585-3036
            (Name, address and telephone number of agent for service)


                                   Copies to:

                           Kenneth M. Christison, ESQ
                               601 Glenwood Avenue
                              Mill Valley, CA 94941

                                   Approximate  date of commencement of proposed
                            sale to the public: As soon as practicable after the effective date of this Registration Statement.


                                                       CALCULATION OF REGISTRATION FEE

         Title of each                                               Proposed maximum         Proposed maximum          Amount of
       class of securities                     Amount to be            offering price         aggregate offering    registration fee
         to be registered                      registered                per share               price

Common Stock, without par value                   750,000                 $5.25                  $3,937,500            $1,478


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

If any of the securities on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check
the following box:                                                           /x/

                               IMMECOR CORPORATION


              Cross-reference Sheet Showing Location in Prospectus:

                   PART I - INFORMATION REQUIRED IN PROSPECTUS



           Form SB-2 Item Number and Caption         Caption in Prospectus
1.   Front of Registration Statement
       Outside Front Cover of Prospectus ......Outside Front Cover of Prospectus
2.   Inside Front and Outside Back Cover
       Pages of Prospectus ................Inside Front Cover Page of Prospectus
3.   Summary Information and Risk Factors ..... Prospectus Summary; Risk Factors
4.   Use of Proceeds ..........................................  Use of Proceeds
5.   Determination of Offering Price ........
                         Plan of Distribution - Determination of Offering Price
6.   Dilution .....................................................     Dilution
7.   Selling Security Holders .............................       Not Applicable
8.   Plan of Distribution ..................................Plan of Distribution
9.   Legal Proceedings ............................
                                       Business - Legal Proceedings & Litigation
10.  Directors, Executive Officers, Promoters
        and Control Persons ................................       Management
11.  Security Ownership of Certain Beneficial
        Owners and Management .......................     Principal Shareowners
12.  Description of Securities ......................Description of Common Stock
13.  Interest of Named Experts and Counsel ..... Not Applicable
14.  Disclosure of Commission Position on
      Indemnification for Securities Act .......
                                   Management - Indemnification of Officers and
                                    Directors
15.  Organization within Last Five Years ..........       Not Applicable
16.  Description of Business ..................Prospectus Summary; Risk Factors;
                                              Selected Financial Data; Business;
                              Certain Transactions
17.  Management's Discussion and Analysis
       or Plan of Operation ..........Management's Discussion and Analysis of
                                   Financial Condition and Results of Operations
18.  Description of Property ...................Business - Properties/Facilities
19.  Certain Relationships and Related
        Transactions ..........................Certain Transactions
20.  Market for Common Equity and
        Related Stockholder Matters ..........Risk Factors; Dividend Policy;
                                    Description of Common Stock; Shares Eligible
                                                  for Future Resale
21.    Executive Compensation ............................Executive Compensation
22.    Financial Statements .......................Index to Financial Statements
23.    Changes In and Disagreements With
         Accountants on Accounting and
         Financial Disclosure ................................    Not Applicable

     IMMECOR CORPORATION 750,000 SHARES COMMON STOCK All of the 750,000 shares of common stock are being sold directly by IMMECOR Corporation ("Immecor" or the "Company"). Prior to this offering, there has been no public market for the Company's common stock; therefore, the public offering price has been determined by the Company. The Pacific Stock Exchange has confirmed the eligibility of the shares for listing, pending the number of shares sold within twelve months azfter the effective date of this Prospectus, and the receipt of the required documentation. If less than the required number of shares is sold, an order matching service will be established for persons wishing to buy or sell shares. See "Plan of Distribution."


         This offering is being made directly by the Company for not more than 750,000 shares (the "maximum" amount). There is no minimum number of shares to be sold in this offering and all funds received will go immediately to the Company. See "Use of Proceeds." This offering will be terminated upon the earlier of: the sale of the maximum amount, twelve months after the date of this Prospectus or the date on which the Company decides to close the offering. A minimum purchase of 100 shares is required. The Company reserves the right to reject any Share Purchase Agreement in full or in part. See "Plan of Distribution."

     The common stock offered hereby involves a high degree of risk. See "Risk Factors."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                           Underwriting
                                            Price to          Discounts and             Proceeds to
                                              Public          Commissions (1)           Company (2)

Per Share                                      $5.25                   None                 $5.25

Total Maximum (750,000 shares)              $3,937,500                 None             $3,937,500



(1) The shares are being sold directly by the Company through its executive officers, who will be registered as sales representatives, where required, and who will not receive any commission. See "Plan of Distribution".


(2) Before deducting estimated expenses of $195,000 payable by the Company, including registration fees, escrow agent fees, costs of printing, copying and postage and other offering costs, in addition to legal and ac- counting fees.



                   The date of this Prospectus is August 14, 1997

No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

         This Prospectus is available in an electronic format, upon appropriate request from a resident of those states in which this offering may lawfully be made. The Company will transmit promptly, without charge, a paper copy of this Prospectus to any such resident upon receipt of a request.


                                TABLE OF CONTENTS


                                                     Page
Reference Data ..............................         02
Prospectus Summary ..........................         03
Risk Factors ................................         05
Use of Proceeds .............................         08
Dividend Policy ............................          08
Capitalization ..............................         09
Dilution ....................................         10
Management's Discussion & Analysis of
Financial Condition & Results of Operations ..        11
Business .....................................        14
Management ..................................         18
Executive Compensation ......................         19
Principal Shareowners .......................         20
Certain Transactions ........................         20
Description of Common Stock .................         20
Shares Eligible for Future Resale ...........         21
Plan of Distribution ........................         21
Legal Matters ...............................         21
Experts ......................................        21
Additional Information .......................        22


Index to Financial Statements ...............         F1



         Until November 13, 1997 (90 days after the date of this Prospectus) all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                                 REFERENCE DATA


         As a result of this Offering, the Company will become subject to the informational filing requirements of the Securities Exchange Act of 1934, (the "Exchange Act") for at least one fiscal year and as of the end of the fiscal year may be required to register under the Exchange Act and continue to file required annual and quarterly reports.

         The Company intends to furnish its shareholders with annual reports containing financial statements audited by an independent public accounting firm after the end of its fiscal year. The Company's fiscal year ends on December 31. The Company will send shareholders quarterly reports with unaudited financial information for the first three quarters of each fiscal year.

         The Company was incorporated in the State of California on January 14, 1994. The Company's corporate offices are located at 100 Professional Center Drive, Rohnert Park, California 94928. The Company's telephone number is (707) 585-3036. The Company's facsimile number is (707) 585-6838. The Company's email address is immecor@immecor.com, and the Company's world wide web home page is http//www.immecor.com.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety and should be read in conjunction with the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus gives retroactive effect to a one for five reverse stock split of the Company's outstanding common stock prior to this offering. See "Shares Eligible for Future Resale."

The Company

         Immecor Corporation ("Immecor") designs, assembles, and markets high-quality fault-tolerant specialty computers used in automated wafer defect inspection systems for the semiconductor industry, high performance file servers and workstations for networks, intra and internet file servers, and personal computers, all based on Intel Pentium Pro (P6) processors and configured to meet customer specifications. Immecor uses single, dual, and quad versions of the processor, all of which are Microsoft Windows NT, Novell, Banyan, and Token Ring compatible. Immecor also markets other brand-name personal computers and accessories. The Company also provides related services to its customers, including integration and staging services, configuration control, upgrading existing systems and warranty support. The Company markets its products through its own sales staff to large corporations, small businesses, local state and federal agencies and individual end-users. See "Business" and "Products".

         The Company objective is to become a recognized leader in the specialty computer for the computer aided manufacture and defect review station market place within the semiconductor industry.

         Immecor Corporation is located in Rohnert Park, California. Rohnert Park is located in Sonoma County, approximately 50 miles north of San Francisco.

Proposed Development

         The Company's development goals for 1997-1998 are to (i) further capitalize the Company through this offering, (ii) obtain strategic partners,
(iii) lower production costs through vendor and strategic partner relationships and increased sales volume, (iv) increase distribution of personal computers through companies that already have computer distribution channels to chain stores and large government and corporate end users and (v) continue to build the Company's management team.

The Offering

         Common Stock Offered by the Company ...        750,000 shares (Maximum)

         Common Stock Outstanding Prior to the Offering .... 2,421,000 shares 1

         Use of Proceeds ................................. Proceeds   from  the
                                                                 sale of the
                           shares will be used to fund
                          expansion and marketing, and
                            general working capital.


Note 1: There will be 1,921,000 shares outstanding in the event the Company's action for rescission of the issuance of 500,000 shares related to a previous reorganization agreement is successful. See "Legal Proceedings and Litigation".

Summary Financial Data


         The summary financial data for the years ended December 31, 1995, and 1996 have been derived from the Financial Statements and Notes to Financial Statements, audited by L. V. Dorn II, independent auditor, whose report thereon is also included. The summary financial data for the six months ended June 30, 1996 and 1997 have been derived from unaudited interim financial statements of the Company contained elsewhere herein and reflect, in Management's opinion, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for these periods. Results of operations for any interim period are not necessarily indicative of results to be expected for the full fiscal year. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                              Years ended                    Six Months ended
                                                                              December 31,                       June 30,
                                                                           -1995-          -1996-          -1996-         -1997-
                                                                                                                (unaudited)

Statements of Income Data:


Revenue  ..........................................................    $2,010,094       $3,591,382      $1,960,141     $2,355,774
Cost of goods sold ................................................     1,763,856        3,137,320       1,687,828      1,797,837
         Gross profit (loss) ......................................       246,238          454,062         272,313        557,937
Operating costs and expenses:
   Selling, general and administrative expenses                           318,510          435,253         211,576        303,447
Depreciation                                                                4,017            9,408           3,207          6,636
    Insurance proceeds                                                         -           (65,244)        (65,244)            -
         Total operating costs and expenses                               322,527          379,417         149,539        310,083
         Operating income(loss) ..................................        (76,289)          74,645         122,774        247,854
Other income:
         Interest income .........................................             78              722             423          2,295
         Interest expense ........................................           (770)          (3,786)         (2,163)            -
         Income (loss) before for taxes ..........................        (76,981)           71,581        121,034        250,149
Income taxes .....................................................        (16,100)           18,800         38,200         92,300
         Net income (loss)  ......................................      $ (60,881)       $   52,781      $  82,834     $  157,849



                                                                         December 31,      June 30,
                                                                            1996             1997
                                                                                         (unaudited)
Balance Sheet Data:

Working capital ...............................................         $ 210,580         $ 342,203
Total assets ..................................................           647,802           998,657
Long term obligations .........................................                 0                 0
Stockholders' equity ..........................................           268,788           426,627

                                  RISK FACTORS

         An investment in the shares being offered by this Prospectus involves a high degree of risk and should only be made by persons who can afford to risk their entire investment. Prospective investors should consider carefully the following risk factors, in addition to other information concerning the Company and its business contained in this Prospectus, before purchasing shares.

The Company has a limited operating history.

         At the effective date of this offering, the Company had an operating history of approximately three years and nine months. During such period, the Company has experienced sustained growth in its business but there is no assurance that such growth will continue. If the Company's growth is sustained, additional technical support and assistance facilities will be needed.

The share offering price was set by the Company.

         Prior to this self-underwritten offering, there has not been any public market for the Company's common stock; therefore, the initial offering price for the shares was determined by the Company. Among factors considered in determining the public offering price were the Company's results of operations, its current financial condition and dependence upon the offering proceeds, its future prospects, the state of the markets for its products, the experience of management, the state of the economy in general and the demand for similar securities considered comparable to the shares offered by the Company. See "Plan of Distribution - Determination of Offering Price."

Dependence upon offering proceeds.
         The Company will depend upon proceeds of the offering to expand it's business and marketing activities and for general working capital purposes. Because the offering is self-underwritten, there is no assurance that any or all of the shares offered will be sold.


Investors will experience  immediate  dilution of book value per share.

         Purchasers  of  shares  in  this   offering   will  realize   immediate
substantial dilution per share in the net tangible book value from the initial public offering price. See "Dilution."




A public trading market for the shares may not develop.
         The Company does not currently meet the requirements for listing on an organized stock exchange or quotation of over-the-counter market maker trades on the NASDAQ market. After completion of this offering, the Company intends to apply for a listing on a United States regional exchange, if the Company meets certain numerical listing requirements. However, there can be no assurance that the Company will be listed or that a public market will develop or be sustained. If it does not, the Company has been advised that a registered securities broker-dealer would provide an order matching service for persons wishing to buy or sell shares, upon completion of this offering. However, there is currently no agreement between the Company and a registered securities broker-dealer.

The share price may vary after this offering.
         The price of the shares, after the completion of this offering, may vary due to general economic conditions and forecasts, the general business condition of the Company, the release of the Company's financial reports and sales of shares outstanding prior to this offering.

Sales of existing  shares could adversely  affect the market price.
         Sales of shares outstanding prior to this offering may adversely affect the market price of the shares after this offering. All of the shares of common stock outstanding prior to this offering are "restricted securities" and therefore may not be sold in a public distribution except in compliance with the registration requirements of the Federal Securities Act of 1933 (the "Securities Act") or an applicable exemption under the Securities Act, including an exemption pursuant to Rule 144 of the General Rules and Regulations under the Securities Act. After completion of this offering, up to one percent of the outstanding shares would be eligible for sale within any three-months period. See "Shares Eligible for Future Resale".


Penny Stock Regulation.
         If the Company's Common Stock falls below the price of $5.00 per share, trading in the stock would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under such rule, broker-dealers recommending such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Unless an exception is available, the regulations require the delivery, prior to any transaction involving penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with it.
         If the Company's common stock were to become subject to the regulations applicable to penny stocks, the market liquidity for the common stock would be severely affected, limiting the ability of broker-dealers to sell the common stock in the secondary market. There is no assurance that trading in the common stock will not be subject to these or other regulations that would adversely affect the market for such securities.

No minimum amount set for this offering.
         Because there is no required minimum amount of shares to be sold in this offering, all proceeds received will go directly to the Company, to be used as described in "Use of Proceeds". If only a minimum amount were sold, the result could be that all the proceeds were used to pay expenses of this offering.

No dividends are intended.
         It is the Company's intention to retain any earnings for use in its business and pay no dividends on its common stock. See "Dividend Policy".

Voting control will remain with current management.
         Immediately prior to this offering, the Company's management beneficially owned 66.08% of the Company's common stock. After the completion of this offering, if the maximum is sold, management will own 50.46% and will effectively be able to control the Company. See "Principal Shareholders."


Cumulative voting for directors.
         With limited exceptions not presently applicable to the Company, P708 of the California Corporation Code provides that every shareholder may cumulate the shareholder's votes at any election of directors and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are normally entitled, or may distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit. The most immediate effect of this provision is to enable one or more minority shareholders to cumulate their votes in order to obtain representation on the board of directors.


The current Board of Directors has the ability to issue "blank check" preferred stock.
         The Company's Certificate of Incorporation authorizes the issuance of 20,000,000 shares of "blank check" Preferred Stock with such designations, rights and preferences as may be determined from time to time by its Board of Directors. Accordingly, the Company's Board of Directors is empowered, without further approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The Company has no current plans to issue any shares of Preferred Stock; however, in the event of issuance, the Preferred Stock could used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. See "Description of Securities".

Loss of key personnel could interrupt progress.

         The Company's business depends to a large extent on the services of Jason C. Lai (Vice President, Sales and Marketing) and Nhon K. Tran (Vice President, Engineering). Both are principal stockholders and helped develop the Company to its present position. Further progress is dependent upon their continued commitment. The Company maintains a one million dollar key-person life insurance policy on Nhon K. Tran and an employment contract with Jason C. Lai that either party may renew or cancel as circumstances may require at the end of each anniversary date (see "Management - Employment Agreements".

Present customer base consists of major customers only.
         The Company's present business is based on a small number of relatively large transactions. The majority of the Company's total sales in 1995, 1996, and during the first six months of 1997 were made to large corporate customers, one of which integrates the Company's core product into its own. These sales are not subject to long term contracts, but rather depend upon the quality of the Company's products and ability (i) to comply with these customer's technical specifications and (ii) to provide the funds necessary to finance the purchase of the materials needed for the assembly of the product and to extend credit terms of 30 to 60 days net. In the recent past the Company has had difficulty in attracting new corporate customers because of capital requirements and limitations in its cash flow. For sales to new customers the Company currently requires cash on delivery or substantial down payments at order time, a tactic that benefits the Company's cash flow requirements but prevents the Company from expanding its business and increasing sales volume and profits. Despite these problems, the Company is currently expanding its customer base to lessen the effect of having a small number of major customers only, the loss of anyone of which would adversely affect the Company's business (see "Management Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements -
Note 7").

Fluctuations in cost of computer components.
         The Company purchases the various components used in the assembly of its computers from domestic and foreign manufacturers and distributors. Supply and prices can be affected by multiple factors, such as under- or over- supply, or the introduction of new technology, making components and inventories based on older technologies obsolete. The Company's management practices "just-in-time" inventory controls and believes that it will be able to assess and to react to price fluctuation indicators based upon its past experience in this market.

Uncertain market.
         Although the Company believes that the products and services which it has developed and which it is currently developing will be commercially marketable, there can be no assurance that such products and services will be commercially accepted by those companies and individuals which the Company believes presently constitute the market. The Company intends to develop new computer products for semiconductor manufacturing processes and the emerging wireless communications technology and to seek new markets for such products in addition to the existing markets, but there can be no assurance that such developmental and marketing efforts will be successful.

Competition consists of large business entities.
         The Company conducts in-depth research on the potential market for the products it develops, prior to actual production and sales by introducing pilots to existing customers; however, there can be no assurance that any of the Company's products will be able to compete on a technological or cost basis with other similar products which may be available before or after the time the Company's products are introduced into the market. Large business entities with greater financial strength and greater technical production capacity than the Company are proactive competitors in the computer products field and especially in the semiconductor wafer fabrication and the emerging wireless communications technology segments of the overall market. These business entities may develop systems and/or products which are competitive with, or superior to, the Company's products, or which can be marketed more effectively.

Planned management of growth may create risk.
         The Company plans and will make acquisitions of other companies in the future and may use a portion of the net proceeds received by the Company from this Offering to pay for legal and accounting expenses associated with due diligence to do so. Significant uncertainties accompany any acquisition plans. The actual acquisition of another company and its integration, include, without limitation, the possibility of understated incurred, but not yet reported, costs and contingent liabilities. Due to such uncertainties, any acquisition could have an adverse effect on the Company. Also, as the so-called "Information Super Highway" develops over the next few years, so will competition for acquisitions of emerging promising high-technology companies intensify. There can be no assurance that the Company will be successful in completing acquisitions in the future. The Company's future results will be affected by its ability to acquire technology companies with new products or significant annual sales volumes complementing the Company's business strategy, and by its ability to manage its anticipated growth.

Additional capital may not be available for the Company to carry out its plans.
         The proceeds of this offering are intended to achieve certain objectives. See "Use of Proceeds." More capital may be required for those purposes than the Company will have. See "Capitalization." Changes in the Company's objectives, to take advantage of opportunities or to meet competitive challenges, may require additional capital. Raising additional funds through issuance of equity securities will result in dilution to existing shareholders. Debt financing would require interest expense and principal repayments, reducing the Company's net cash flow and earnings potential. If required funding cannot be secured, the Company may be forced to limit growth. See "Business Strategy," "Capitalization" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations - Liquidity and Capital Resources."

                                 USE OF PROCEEDS


         The Company has no minimum amount of shares to be sold in this offering. The net proceeds available to the Company from the sale of the shares in this offering are estimated to be approximately $1,117,500 if 250,000 shares are sold, $2,430,000 if 500,000 shares are sold and $3,742,500 if 750,000 shares are sold.

         The Company expects to use the net proceeds for the purposes outlined below. If the Company raises less than the maximum amount of this offering, it intends to prioritize expenditures as follows: first use funds from the offering for working capital and corporate needs, second increase sales and assembly capacity, third improve existing products and develop new products and fourth pursue strategic acquisitions to enhance the Company's position in its industry.


                                                            250,000              500,000              750,000
                                                            Shares               Shares                Shares

     1.  Increase of assembly capacity           $    200,000    17.9%   $   300,000    12.3% $   500,000    13.4%
     2.  Increase demonstration equipment
         and wholesale inventory                      300,000    26.8%       600,000    24.7%     900,000    24.0%
     3.  New product development                      200,000    17.9%       250,000    10.3%     500,000    13.4%
     4.  Working Capital
         and General Corporate Purposes               417,500    37.4%     1,280,000    52.7%   1,842,500    49.2%
                                                      -------    ----      ---------    ----    ---------    ----
         Total net proceeds                      $  1,117,500   100.0%   $ 2,430,000   100.0% $ 3,742,500   100.0%
                                                 ------------   -----    -----------   -----  -----------   -----

         None of the net proceeds of this offering will be used to pay existing debt as the Company is virtually debt-free.

         Management does not anticipate changes in the proposed allocation of estimated net proceeds of this offering but reserves the right to make changes, if management believes those changes are in the best interests of the Company.

                                 DIVIDEND POLICY

         The Company has not declared or paid dividends since its inception, presently intends to retain any earnings to facilitate growth and does not anticipate paying cash dividends in the foreseeable future. The Company's future lending agreements may also prohibit the payment of dividends.

                                 CAPITALIZATION

         The following table sets forth the actual capitalization of the Company on June 30, 1997 and also an adjusted capitalization of the Company as of June 30, 1997, to reflect sale of 250,000 shares, 500,000 shares, and the maximum 750,000 shares offered hereby at the public offering price of $5.25 per share and the application of the estimated net proceeds. The Company has no minimum amount of shares to be sold in this offering:

                                                              June 30, 1997             As Adjusted June 30, 1997
                                                                          250,000               500,000          750,000
                                                         Actual        Shares Sold        Shares Sold    Shares Sold



Short-term debt:
   Notes payable:                                         7,303             7,303             7,303          7,303
                                                          -----             -----             -----          -----
Total short-term debt:                                    7,303             7,303             7,303          7,303
                                                          -----             -----             -----          -----

Long-term debt:
   Total long-term debt, less current maturities:            -                  -                -              -

Shareholders' equity:

   Common Stock, no par value,
   50,000,000 shares authorized
   2,421,000, 2,671,000, 2,921,000, and 3,171,000
       shares outstanding, respectively:                320,500         1,438,000         2,750,500      4,063,000
   Preferred Stock, no par value,
     20,000,000 shares authorized
       none outstanding                                      -                 -                 -              -

Retained earnings (deficit):                            106,127           106,127           106,127        106,127
                                                        -------           -------           -------        -------
Total shareholders' equity:                             426,627         1,544,127         2,856,627      4,169,127
                                                        -------         ---------         ---------      ---------

Total capitalization                                   $433,930        $1,551,430        $2,863,930      $4,176,430
                                                       --------        ----------        ----------      ----------



Note 1:  There will be 1,921,000 shares outstanding as of June 30, 1997 in the event the Company's action for rescission of the issuance of 500,000 shares related to a previous reorganization agreement is successful. See "Legal Proceedings and
Litigation".

                                    DILUTION

         On June 30, 1997 the Company had a net tangible book value of $383,522, or $0.16 per share. The Net tangible book value per share is equal to the Company's total tangible assets, less its total liabilities and divided by its total number of shares of common stock outstanding. After giving effect to the sale of shares being offered, at the public offering price of $5.25 per share, and the application of the estimated net proceeds, the pro forma net tangible book value of the Company as of June 30, 1997, would have been $4,169,127 or $1.31 per share if 750,000 shares (maximum) were sold, $2,856,627 or $0.98 per share if 500,000 shares were sold and $1,544,127 or $0.58 per share if $250,000 shares were sold. The following table illustrates the per share dilution in net tangible book value per share to new investors:

                                                     250,000                    500,000                   750,000
                                                      Shares                    Shares                    Shares

Public Offering price per share                      $5.25                      $5.25                     $5.25

Net tangible book value per share
         on June 30, 1997                            $0.16                      $0.16                     $0.16

Increase in net tangible book value per share
         attributable to new investors               $0.42                      $0.82                      $1.15

Pro forma net tangible book value per share
         as of June 30, 1997, after this offering    $0.58                      $0.98                     $1.31
Net tangible book value dilution per share
         to new investors                            $4.67                      $4.27                     $3.94


         The following table sets forth on a pro forma basis as of June 30, 1997 the difference between existing shareowners and new investors purchasing shares in this offering, with respect to the number of shares purchased, the total consideration paid and the average price paid per share, at the maximum of 750,000 shares, at 500,000 shares and at 250,000 shares:

                                                                                                          Average
                                                                                                           Price
                                                   Shares Purchased              Total Consideration        Per
                                                Number        Percent                Amount      Percent   Share
         250,000 Shares Sold
         Existing Shareholders                  2,421,000     90.64%            $    320,500      19.63%   $0.13
         New Investors                            250,000      9.36                1,312,500      80.37     5.25
                  Total                         2,671,000    100.00%             $ 1,633,000     100.00%

         500,000 Shares Sold
         Existing Shareholders                  2,421,000     82.88%            $    320,500      10.88%  $ 0.13
         New Investors                            500,000     17.12                2,625,000      89.12     5.25
                  Total                         2,921,000    100.00%             $ 2,945,500     100.00%

         750,000 Shares Sold
         Existing Shareholders                  2,421,000     76.35%            $    320,500       7.53% $ 0.13
         New Investors                            750,000     23.65                3,937,500      92.47    5.25
                  Total                         3,171,000    100.00%             $ 4,258,000     100.00%





         NOTE: The information and calculations disclosed regarding dilution do not consider the changes that would result subject to the outcome of a pending law suit. See "Legal Proceedings and Litigation".

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following should be read in conjunction with the Financial Statements and Notes thereto, "Capitalization" and "Selected Financial Data" appearing elsewhere in this Prospectus. Operating Data presented in this discussion are unaudited.

         Overview The Company designs and assembles highly specialized computer systems used in semiconductor manufacturing processes in addition to personal computers customized to specifications by business and individual users. The necessary components are purchased from domestic and foreign manufacturers and distributors. The Company markets the finished product through its own sales force. The sales force is divided into Corporate and Retail.

         Corporate solicits requests for proposals from manufacturers in need of specialty computers for various computer aided manufacturing processes in quantity, installs the prototypes at the customers site for various customer related evaluation processes that include hardware components and operating and application software changes until the computer system conforms to the customers specifications and expectations so that letters of compliance from the various domestic and international safety standard agencies can be obtained, if the computer becomes part of a product to be sold outside the United States. This process may consume several weeks and even months. During the process the personnel involved becomes a team and develops understanding about the technical problems encountered, and when the process is completed the customer's satisfaction is guaranteed and the Company's profit margin is not diminished by excessive after sale service calls and employee technical expertise is enhanced. These sales are made on a credit basis with net 15, 30, 45, and 60 day terms, depending upon the size of the sale, past payment experience, and other Company credit policy criteria.

         Retail advertises various personal computer systems in local newspapers and displays these computer systems in the Company's showroom, where customers can test the various systems and can decide upon the features they want. These sales are made on a 25% down payment policy with the remainder due before delivery. Currently assembly, 72-hour burn-in and testing consumes approximately four days with delivery occurring on the fifth day. Delivery and installation of the personal computer at the end users site is free of charge within a 25 mile radius of the Company's facilities. Outside this radius a $25.00 delivery and installation charge is billed.

         Net sales are net of product returns. When a product built to customer specifications is returned, the Company charges a 15% restocking fee. The Company grants all its customers a thirty (30) day money back guarantee on all computer systems that do not perform to customer specifications.


         All personal computers carry a one year free labor warranty covered by the Company, and a one to three year limited warranty on hardware components covered by the respective manufacturers, with free on-site service during the first thirty days following purchase. In conjunction with personal computer sales, the Company sells one, two, and three year service contracts providing depot or on-site maintenance. The Company earns a modest commission by selling these service contracts for a major service provider. In addition, the Company provides regular computer upgrade services to individuals and businesses at its maintenance facility. Corporate customers may employ Company technicians on a temporary basis.

         The Company's cost of sales consists of the purchase price of the various computer components going into the product, production labor and related production overhead expenses, and after sale service calls. The Company intends to negotiate component purchasing contracts directly with manufacturers rather than with vendors as soon as large scale assembly becomes possible in order to take advantage of manufacturers discounts. The Company has no contractual relationship with any of its vendors.

         The Company's growth strategy is to increase net sales by augmenting its marketing and sales force, by increased advertising in technical publications specific to the Company's specialty computers, and by increasing distribution of personal computers through retail and wholesale organizations. The Company will make the development of specialty computers for computer aided manufacturing (CAM) and automated defect classification (ADC) for the
semiconductor   industry  its  core  business.  The  Company  plans  to  acquire technology companies with new products under development or with significant annual sales volumes complementing the Company's business strategy.

Financial Condition and Results of Operations:

         The following table sets forth, as a percentage of net sales, certain items included in the Company's Statements of Income and Retained Earnings (see Financial Statements and Notes thereto elsewhere in this Prospectus) for the periods indicated:

                                                               Years Ended                  Six Months Ended
                                                               December 31,                     June 30,
                                                          -1995-         -1996-          -1996-          -1997-
Statements of Income Data:
         Net sales                                       100.00%        100.00%        100.00%         100.00%
         Cost of sales   .........................        87.75          87.36          86.11           76.32
         Gross profit ............................        12.25          12.64          13.89           23.68
         Depreciation and amortization ...........         0.20           0.26           0.16            0.28
         Selling, general and administrative expenses     15.85          12.12          10.79           12.88
         Flood insurance proceeds .................        0.00          (1.82)         (3.33)           0.00
         Total operating costs and expenses ......        16.05          10.56           7.63           13.16
         Operating income (loss) .................        (3.80)          2.08           6.26           10.52
         Interest income (loss) ....................       0.00           0.02           0.02            0.10
         Interest expense.........................        (0.04)         (0.11)         (0.11)          (0.00)
         Income (loss) before income taxes........        (3.83)          1.99           6.17           10.62
         Income Tax  .............................        (0.80)          0.52           1.94            3.92
         Net income (loss) ...........                    (3.03)          1.47           4.23            6.70

Year Ended December 31, 1996 Compared to the Year Ended December 31, 1995


         Net sales. Net Sales increased by $1,581,288 or 78.67% from $2,010,094 in 1995 to $3,591,382 in 1996. Sales to major customers who accounted for over 10% of the Company's sales in 1995 decreased from $1,473,097 in 1995 to $1,413,168 in 1996.

         Gross profit. Gross Profit increased, as a percentage of net sales, from 12.25% in 1995 to 12.64% in 1996, in a market characterized by heavy price competition. Downward pressure on component prices also contributed to this improvement.

         Selling, general and administrative expenses. Selling, general and administrative expenses decreased significantly as a percentage of net sales from 15.85% in 1995 to 12.12% in 1996. This decrease in expenses as a percentage of net sales was primarily due to increased sales volume and improvements in operating efficiency.

         Flood insurance proceeds. Flood insurance proceeds of $65,244 in 1996 is fully described in Note 8 of the Financial Statements included elsewhere in this Prospectus.


Six Months Ended June 30, 1996 Compared to the Six Months Ended June 30, 1997

         Net sales. Net Sales increased by $395,633 or 20.18% from $1,960,141 for the six months ended June 30, 1996 (the "1996 period") to $2,355,774 for the six months ended June 30, 1997 (the "1997 period"). The net sales increase resulted primarily from increased demand from major customers responsible for the majority of the Company's sales for each period and fluctuations from period to period are primarily influenced by this constraint (see Note 7 to Financial Statements). Sales to these corporate customers for high-end specialty computers have continued to increase steadily since the Company has been able to meet strict shipping deadlines and to maintain high quality control standards. Firm orders on the books of the Company for the remainder of 1997 indicate that this trend will continue. Nevertheless, the loss of any one of these major customers would have a material adverse effect on the Company's financial position and results of operations.

         Gross profit. As a percentage of net sales, gross profit increased from 13.89% in the 1996 period to 23.68% in the 1997 period because of higher gross profit margins realized for high-end customized specialty computers.

         Selling, general and administrative expenses. Selling, general and administrative expenses increased as a percentage of net sales from 10.79% in the 1996 period to 12.88% in the 1997 period. The increase in expenses as a percentage of net sales was primarily due to hiring of additional employees, increased compensation levels for employees and higher occupancy cost offset by increased sales volume.

                        Liquidity and Capital Resources

         On June 30, 1997 and December 31, 1996, the Company had a working capital of $342,203 and $210,580, respectively. The increase in working capital was primarily due to improved profitability offset by offering costs and repayments of notes and shareholder advances.

         The Company had net cash provided by operating activities of $5,235 in 1996 and net cash used by operating activities of $225,034 in 1995. Net cash provided by operating activities was $117,253 in the six months ended June 30, 1997, and net cash used by operating activities of $189 for the same period of 1996. The increase in net cash provided by operating activities from 1995 to 1996 consisting primarily of a net income of $52,781 in 1996 versus a net loss of $60,881 in 1995, and no additional provisions for losses or accounts receivable in 1996 and decrease in deferred taxes in 1996 compared with 1995. The increase in net cash provided by operating activities for the six months ended June 30, 1997 compared with the six months ended June 30, 1996 consisted primarily of increased profitability and higher accounts payable in 1997, offset by additional offering costs in 1997.

         The Company had net cash provided by financing activities of $64,688 in 1996 compared to $167,491 in 1995. This decrease was primarily due to the collection in 1995 of promissory notes in the amount of $170,000 on sale of common stock purchased by two related parties in December of 1994 which did not reoccur in 1996, which was partially offset by additions to notes payable and shareholder advances in 1996 less offering costs which occurred in 1996. Net cash used by financing activities was $69,034 for the six months ended June 30, 1997, compared to net cash provided by financing activities of $30,522 for the six months ended June 30, 1996. The primary reason for the change was increases in notes payable and shareholder advances in 1996 compared with significant repayments of notes payable and shareholder advances in 1997. In addition, additional offering costs were paid during the six months ended June 30, 1997 and not during the six months ended June 30, 1996.

         The Company's primary capital needs are to fund anticipated working capital and general corporate purposes to further its growth strategy, which includes increasing its net sales, increasing its marketing and sales force, increasing distribution channels, introducing new products and the continuing improvement of existing product lines.

         The Company believes that the net proceeds from this offering, which in the worst scenario might be zero because the offering is self-underwritten, together with the Company's $250,000 line of credit, the terms of which are described in Note 4 of the Financial Statements elsewhere in this Prospectus, the approximately $250,000 credit extended to the Company by its vendors, and the funds that may be generated from operations, will be sufficient to fund the Company's anticipated working capital and general corporate purposes requirements of approximately $417,500 for a 12 month period (see "Use of Proceeds").

Federal and state net operating losses carryforward

         The Company has available for carryforward for federal income tax purposes of approximately $63,900 at December 31, 1996 and approximately $44,900 for state income tax purposes. These carryforwards expire as described in Note 9 to Financial Statements included elsewhere in this Prospectus..

Recent Accounting Pronouncements

         During October of 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which established a fair value-based method of accounting for stock-based compensation plans. The Company currently has no stock-based compensation plans but plans to adopt SFAS No. 123 in the future.

Inflation

         The Company practices just-in-time inventory purchases to prevent losses from industry-wide component price reductions. As such the Company does not foresee any material inflationary trends for its components.

                                                               BUSINESS


Company History
         The Company was founded and incorporated on July 9, 1993 under the laws of the State of Delaware. The original purpose of the Company was to develop a business entity which would comprise the full spectrum of computerized technologies and assorted services. The original founders' strategy was to acquire and to consolidate a number of established computer related businesses in order to reach a combined substantial annual sales volume and to use expected profits to develop marketable products. In December of 1993 the original founders decided to simplify their business plan, to retain the Company's original name and to incorporate a new Company in the State of California on January 14, 1994. Through a tax free exchange of common stock the two companies were merged immediately thereafter.

         In order to expand its expertise and business operations into the computer networking area, on March 1, 1994, the Company entered into a Plan of Reorganization and Merger (the "Merger Agreement") with Advanced Network Communications, Inc. ("ANC"), a company which claimed to have extensive experience, expertise, ongoing business, and good will in computer networking. Pursuant to the Merger Agreement, the Company issued a total of 500,000 shares of its common stock (as adjusted) in equal amounts to James Chu ("Chu"), Fred Pao ("Pao"), and Grace Lee ("Lee") in exchange for all of the issued and outstanding shares of capital stock of ANC. The Company subsequently learned that a number of the material representations on which it relied in executing the Merger Agreement were false and that other material facts about ANC were not disclosed prior to the consummation of the Merger Agreement. The Company also learned that Chu, Pao, and Lee conspired to obtain and use positions as officers and directors of the Company for their own benefit and to the detriment of the Company, including the making of unauthorized payments of Company funds to Lee, Pao, and other individuals and companies (see also "Legal Proceedings and Litigation").

         In order to grow more rapidly the Company attempted additional acquisitions of two medium sized computer retailers. Due diligence revealed unacceptable debt ratios and negotiations were halted.

Industry Background
         During the last decade, the PC industry has grown rapidly as increased functionality combined with lower pricing have made personal computers valuable and affordable tools for business and personal use. Recent advances in the technology, including the development of high-speed read-write CD-ROM drives, high-speed data transmission hardware, multimedia, graphics and animation, have increased the potential market dramatically. This trend has been further augmented by the introduction of faster microprocessors and the introduction of high performance chipsets with higher clock speeds such as the Power PC architecture, new caching techniques and low power consumption features. While the corporate market has become somewhat saturated with workstations for word processing, data lookup and data formatting, new major opportunities present themselves, from work-at-home to inverse multiplexing, from videoconferencing and audio broadcasting to remote disaster recovery and worldwide networking, with some of these features and activities beginning to be integrated into the Internet, with wireless communications technologies, and with many associated opportunity niches ready to go mainstream.


         Specialty computers that must meet sophisticated user written software and advanced technologies requirements are beginning to play a larger role in these developing business services markets. Another major market segment is developing on the Internet and in home/education systems. This market segment offers major opportunity now with new software releases and new hardware
(particularly multimedia packages and CD-ROM technology) and is no longer limited to the computer-adept buyer, but is being driven by the emergence of a younger generation of computer-literate juveniles and young adults.

         In addition, many older machines are no longer adequate to deal with state-of-the-art software, and many existing computer owners will be upgrading their equipment over the next few years. As much as 40 to 50% of 1997 sales and sales over the next five years will be replacements of existing equipment. A very high number of the currently installed computer user base consists of older 486 and lower version PC's.

Industry Growth Pattern Observations
         There are three different growth patterns employed by the Company's competitors, which are followed by most computer manufacturing and computer sales organizations. Each has its own set of risks and rewards:

         The Innovator Model: This model requires significant capital and strong commitment to R&D and innovation, and can only be followed by the largest players. Several large manufacturers follow this pattern. Retooling of large centralized assembly plants with complementing parts inventories and staffing retraining requirements, together with significant capital outlay are associated with this model whenever existing technology changes. These models are also technology bound, are marketed at runs of 100,000 or more copies at predetermined profit margins that require hardware components to be manufactured inexpensively and en masse for that model alone, making integration of new technologies that come along nearly impossible or very expensive.

         The Customer Access Model: This model requires focus on the ability to aggregate and configure computer products to meet specific but average needs. Midsize computer manufacturers follow this pattern, either by association with larger manufacturers and assemblers or by maintaining their own sizable facilities with challenges similar to the Innovator Model, with the exception that integration of later technologies is possible giving these models a longer life span.

         The Technology Manager Model: This model targets customer areas where higher margin specialty software and advanced technologies meet specific application requirements. The assembly of these models require up-to-date knowledge of the customer's technological needs and matching expertise of the supplier in the selection of technology and software available or forthcoming, an approach that represents high-risk proprietary resources and financial in-vestments up-front by the partners to such projects but also a high-return pattern if large volume sales, between 50 and 500 copies, materialize.

Market Observations
         The Innovator Model is always exclusively marketed in large quantities to small and large businesses with low computing power workstations for word processing, data lookup and data formatting via office product chains and other distributors "moving boxes" without providing satisfactory after-sale customer services. This model is also sold to individual end users with no need for special usage computing power and who are able to depreciate cost in a very short time. This model is relatively high priced ranging from $2,000 to $3,000 because of certain featured innovations, and at the end of its cycle is sold at discounted prices while the newer model becomes available.

         The Customer Access Model is marketed to end users with specific but average needs. Almost all independent computer equipment dealers who assemble their own customized computers or who have them build by small computer assembly houses sell this model for business and home use. Integration of later technologies, so called "upgrades" is possible giving dealers repeat sales not only for hardware components but also for software upgrades and troubleshooting services. This model is more realistically priced ranging between $999 to $2,500 (depending upon configuration) because it must compete in the market with the Innovator model and because it must afford upgradeability and hold its value longer. In most cases, after-sale customer services are adequate.

         The Technology Manager Model is marketed to users with specific needs in all areas of scientific research and in specific areas, e. g., architecture, construction, materials design, product development and computer aided manufacturing. This market requires financial commitment to superior up-front customer service including on-site technical support and the provision of equipment for evaluation and demonstration purposes. Once the quality of the product has been proven and satisfactory customer relationship has been established, this market is highly profitable if the quality of the product is maintained even though newer technologies might have to be integrated at a later time. Depending upon configuration, this models price ranges from $10,000 to $35,000 and up.

Company Strategy
         The Company's strategic plan encompasses three areas of endeavor: 1) design and develop products for emerging technology improvements in the integrated circuit manufacturing process, 2) increase retail sales of high-end computers and at the same time begin entry into the wholesale market, and 3) make acquisitions of technology companies that fit or complement the Company's own corporate profile and efforts to enter the fibre optics and wireless communications market segments.

Retail and Wholesale Market
         The Company has chosen the Customer Access Model for its retail and wholesale business strategy. The Company is totally committed to customer satisfaction and currently provides this model at a high value, low cost, almost commodity like prices, with the largest degree of current and future technical customizing possible to the consumer. Only nationally known brand name components are used in its assembly. Assembly line improvements and the increase in working capital accomplished with this offering will result in even higher quality and lower prices with better profit margins for both retail and wholesale operations. The Company currently assembles this model at its own facilities and as sales volume increases will assemble at small independently owned companies capable of following the Company's requirements as to technological advances and price changes rapidly at competitive cost and acceptable profit margins to the Company. These companies would be required to be responsible for their own risk management and product development and could become candidates for acquisition if they complement the Company's business plans.

Corporate Market
         The Company has chosen the Technology Manager Model for its corporate customers that utilize the model in various configurations for their computer aided manufacturing efforts. The most promising opportunity for the Company is its recent break-in into computer aided manufacture of automatic reticle, photomask defect inspection, wafer level defect inspection, line width and registration systems with customer proprietary software integrated to a level that supports wafer yield management. To truly manage yield, the collected data must be stored, analyzed, interpreted, and then shared among the fab areas it affects. Currently the Company's machines utilized in this process are pre-assembled at the Company's facilities, installed and tested at the customers site. In the future many of the necessary pretests will be accomplished at the Company's facilities when the planned mini-environment designed to provide adequate conditions for highly sensitive photo-optical and mechanical equipment has been completed. Company management understands that the number one industry requirement namely that computer suppliers provide cost effective products that are based on extendible technology. Cost of ownership and the ability to satisfy customer delivery requirements are critical ingredients in the selection process for advanced computer equipment. It is the intention of the Company to make this business area its core business, to train its essential employees in all facets of the involved mechanical engineering and associated software development tasks and to make every effort to broaden its presence and to increase sales substantially in this market by participating in the long-term challenge for semiconductor manufacturers towards transition from 8-inch wafers and 0.5 micron to 12-inch wafers and "sub 0.2-micron" line geometrics.


Sales Force
         The Company's retail sales force consists of three full-time salaried employees who utilize printed advertisements in local newspapers, radio announcement by local radio stations, television advertisements in specific areas, a showroom at the Company's headquarters, and various brochures, pamphlets and other printed materials. Depending upon the funds raised with this offering, the Company will augment its retail sales force accordingly.

         The Company's corporate sales force consists of two full-time salaried employees who make contact with potential corporate customers. Upon contact the sales staff is supported by one or two technical employees and if necessary by the Company's CFO if financial arrangements need to be negotiated. Depending upon the funds raised with this offering, the Company will augment its corporate sales force accordingly.


Products
         The Company purchases from various sources computer components which are protected by various basic patents owned by others and which are produced by licensed domestic and foreign manufacturers under their own trademarks in the United States or abroad. The Company does not own any patents or trademarks that protect such components and the cost for research and development of these components are born by the patent holders and the various manufacturers. The Company at this time is not involved in R&D for new components. The cost of design and development of various computer configurations the Company uses in its marketing efforts are minimal and have no material impact upon the cost of doing business.

         The Company uses these components to design and assemble Pentium based personal computers configured for use by individuals, high-end personal computers configured for use by small business, medium and large network servers with associated workstations for general networks, and specialty computers designed and configured to customer specifications at negotiated prices depending upon configurations.

         The Company also sells computer components, computers, file servers, printers and scanners assembled by Compaq, Digital Equipment, Epson, Hewlett Packard, IBM, MicroSoft, NEC, Novell, Toshiba, 3COM, and others. The names of the companies listed are also trademarks.

         The markets for the Company are  individuals,  small,  medium and large
merchants,   local  government   agencies,   school   districts,   colleges  and
universities, and large corporations.


Computer Associated Business Services
         The Company will continue to extend efforts in the area of wireless data communications services in the northern part of California. This effort will consist mostly of information gathering of what is being done in this market to enhance the Company's expertise in this area and to position it for the future alignment with or the acquisition of a wireless services provider with a plant and customer base. The cost for this effort is included in the amount allocated for New Product Development and is estimated to be minimal and will be funded with income from operations or from the proceeds of this offering if sufficient funds are raised. If insufficient funds are raised the Company will abandon this venture.

Research and Products under Development
         The market serviced by the Company is characterized by rapid technological change. Accordingly, the Company's product and process development programs are devoted to the development of new computer configurations, including new generations of products for existing markets, enhancements and extensions of existing products engineering for specific customers. The Company believes that its future success will depend, in part, upon its ability to successfully introduce and market new and enhanced products and processes which satisfy a broad range of customer needs and achieve market acceptance.


Future Acquisitions
         The Company's basic acquisition strategy is to first concentrate on small companies involved in distribution, and then to complement its operations by acquisitions through the entire spectrum of small companies involved in computer related services, i.e., motherboard assembly, parts construction, software development, maintenance services, environmental services, and in research and development of new computer products. In this respect, the Company has entered into preliminary discussions with Advanced Vision Technologies, Inc. ("AVT"), a California corporation, organized to develop, produce, and market vision technology hardware and software for multimedia computers capable of converging with common television sets and also capable of providing high-resolution video conferencing via the Internet. While no formal agreement has been consummated, in the event results of the Company's evaluation of the performance of ATV's products are satisfactory, the Company and ATV intend to negotiate mutually agreeable terms and conditions for the Company's acquisition of AVT.

Competition
         There are many company's with unlimited financial resources designing, manufacturing, assembling, distributing and selling personal and specialty computers with large research and development budgets and for the Company to successfully compete in the market it has chosen it must constantly provide lower pricing for high-end computer configurations and faster service response times than available from competitors.


Company Location and Facilities
         The   Company's   corporate   headquarters   are   located  at  100~105
Professional Center Drive, Western Business Park, Rohnert Park, California, where the Company maintains 6,000 square feet of office, showroom and assembly space. The Company intends to expand into 4,000 additional square feet of available space in the same building to accommodate a second assembly area for increased production, a research and testing facility for the Company's fibre optic and wireless data transmission switching development efforts, and if sufficient funds are raised, the Company plans to replace the recently established mini environment with a clean-room designed to provide adequate conditions for highly sensitive equipment as per industry standards. The cost for the expansion plans are included in the cost indicated for "Increase of Assembly Capacity" and New "Product Development" in "Use of Proceeds".


Employees
         As of June 30, 1997 the Company had 11 full time and 4 part time employees. The Company hires temporary employees for nontechnical projects.


Legal Proceedings and Litigation
         After execution of the Merger Agreement with ANC described in "Business", above, the Company learned that a number of the material representations made by ANC in order to induce the Company to enter into that agreement were false; the Company further learned that Chu, Pao, and Lee had conspired to use and had used their positions as officers and directors of the Company to make unauthorized payments of Company funds to Lee, Pao, and another individual and to take other actions for their own benefit which were detrimental to the best interests of the Company. As a result, on September 11, 1996, the Company filed a lawsuit in the Superior Court of California, Santa Clara County, Case Number CV760682, against Chu, Pao, and Lee seeking rescission of the issuance of 500,000 shares of the Company's common stock, return of Company funds in the approximate amount of $98,000, recovery of punitive damages in the amount of $250,000, and for other appropriate relief.

         While the Company intends to vigorously pursue its claim against Chu, Pao, and Lee, it is unlikely that the action will come to trial before mid-1998 and there can be no assurance as to the outcome of the litigation.

         Although the Company is the Plaintiff and does not incur the risk of an adverse judgment, the litigation costs of the action are material to any individual interim period or fiscal year and will be material to the outstanding share balance. The Company's counsel has estimated the litigation cost to be less than $10,000 but there is no assurance as to what the real cost could amount to. See also "Note 6 of Financial Statements".

Qualified Small Business Stock
         IRS Code Section 1202(a) in the 1993 Federal Tax Law (the "Omnibus Budget Reconciliation Act of 1933") which became effective in August 1993, provides as follows:

         A none corporate taxpayer can exclude 50% of any gain from the sale or exchange of qualified small business stock held for more than five years. Gain eligible for the 50% exclusion may not exceed the greater of $10,000,000 or 10 times the taxpayer's basis in the stock. The remaining gain is capital gain, taxed at the maximum rate.

         The stock must have been issued after August 10, 1993, and acquired by the taxpayer at its original issue (directly or through an underwriter) in exchange for money or property, or as compensation for services provided to the corporation.

         A "qualified small business" is a domestic C corporation with aggregate gross assets that do not exceed $50,000,000 as of the date of Issuance. All corporations that are members of the same parent-subsidiary controlled group are treated as one corporation in determining whether the small business requirements have been met.

         At least 80 percent, by value, of the corporation's assets must be used in the active conduct of one or more qualified trades or businesses. The performance of services in the fields of law, engineering, architecture, etc., is not qualified trade or business, nor are the hospitality, farming, insurance, financing or mineral extraction industries. However, a Specialized Small Business Investment Company, licensed under section 301(d) of the Small Business Investment Act of 1958, will meet the active business test.

         The Internal Revenue Service has not yet issued Regulations or other interpretations of this law, and it is uncertain how this new tax provision will apply to the Company and to investors in its common stock, and because qualifying for the benefits of the tax provision will depend in part on future events about which the Company can provide no assurances, the Company makes no representations as to the availability of the benefits of this provision to prospective purchasers of its common stock. The Company intends to submit reports to the Internal Revenue Service and to the Company's shareholders as may be required under the law for use of this exclusion.

         Potential investors are advised to consult their own tax counsel for further details.


                                   MANAGEMENT

Executive Officers, Significant Employees and Directors
         The executive officers, significant employees and directors of the Company are as follows:

  Name                               Age      Position

 Heinot H. Hintereder               66       President & CEO, Director
 Jason C. Lai                       30       Vice President, Sales & Marketing,
                                                  Director
 Keith W. Racuya                    52       Secretary, Director
 Richard C. Thiede                  60       Treasurer, Director
 Nhon K. Tran                       34       Vice President, Engineering,
                                                 Director


         Heinot H. Hintereder is cofounder of the Company. Was the Founder and served as President and CEO of Immecor Corporation of Delaware until its acquisition by the Company. Served 5 years as Manager of the Financial & Corporate Support Unit, Fireman's Fund Insurance Companies until retirement in 1992. For 25 years held various other managerial and supervisory positions at Firemans Fund. President, Founder, and CEO of Biblionics Corporation, a software development company. Founder, Partner, and General Manager of W. Koehler K.G., a German trading company. In all, Mr. Hintereder has 35 years experience in large business systems design, selection of computer equipment and system configuration. Mr. Hintereder was educated in Germany and holds the German equivalent of a Masters degree in Business Administration.


         Jason C. Lai is cofounder of the Company. Served as Vice President Sales & Marketing of Immecor Corporation of Delaware until its acquisition by the Company in 1994. Before joining the Company Mr. Lai served 3 years as Sales and Marketing Executive for Comrex Systemation from 1991 to 1993. Before 1991 Mr. Lai was an independent distributor for Apple computers. Mr. Lai has 10 years experience in the computer business.

         Keith W. Racuya is a local businessman for the last 4 years. Mr. Racuya previously served as large scale computer equipment planner for Fireman's Fund Insurance Companies until retirement in 1994 after 30 years of service, all in computer related capacities.


         Richard C. Thiede served as executive in the Systems Department of Firemans Fund Insurance Companies where he was responsible for the development and implementation of several large corporate computer systems. He also served as Director of M.I.S. Administration for the same company from which he retired in 1991 after 25 years of service. Mr. Thiede was director of finance and administration for the Sea Ranch Association for 4 years and in 1995 became an independent computer consultant. Mr. Thiede combines 30 years of experience in the field of computer system design and computer financing. Mr. Thiede holds a B.S. degree in Finance from Lehigh University.


         Nhon K. Tran is a major investor in the Company. He has 9 years of computer related expertise is in the field of computer driven robotic motion control products. Mr. Tran served five years as Associate Engineer for new product development for Parker Hannifin Corporation. Mr. Tran received part of his education in Vietnam.

Executive Compensation
         The following table sets forth, for the twelve-month period ending December 31, 1996, certain compensation paid by the Company, including salary, bonuses and certain other compensation, to its executive officers.

Summary Twelve Months Ending December 31, 1996 Compensation Table:

                                                          Compensation              All Other
Name and Principal Position                          Salary            Bonus       Compensation
Heinot H. Hintereder, Chief Executive Officer       $ 34,834.00       $ - 0 -       $ - 0 -
Jason C. Lai, Vice President, Sales & Marketing     $ 46,620.00       $ 65,000      $ - 0 -
Nhon K. Tran, Vice President, Engineering           $ 43,020.00       $ - 0 -       $ - 0 -


Employment Agreements
         On April 16, 1997, the Company entered into a one (1) year employment agreement with Jason C. Lai ("Lai") the Company's Vice President of sales and marketing. The agreement is renewable for successive one year terms with the consent of both parties. The Company may terminate the agreement for cause at any time and Lai may terminate the agreement at any time by giving written notice to the Company. For a period of one year after its expiration or its termination by the Company for cause, the agreement prohibits Lai from selling any products then being marketed by the Company to its three major customers.

         As consideration for performance of specified duties, the Company will pay Lai a base annual salary of $100,000 and, in months in which gross sales exceed $250,000, a monthly cash bonus ranging from 0.5% to 1.5% of the Company's gross sales.

         There are no other employment agreements between the Company and any of its employees.

Number of Directors, Term of Office and Compensation
         All Directors hold office until the next annual meeting of shareholders of the Company or until their successors have been elected and qualified. Unsalaried board members receive $100 for their service on the Board and for expenses they incur to attend meetings.

Indemnification of Officers and Directors
         The Company's By-Laws provide that the liability of the directors for monetary damages shall be limited to the fullest extent permissible under California law. Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to directors, officers controlling persons of the Company pursuant to that provision, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company's Common Stock immediately prior to this offering, and as adjusted to reflect the sales of the shares offered hereby, for (i) each director and executive officers of the Company,
(ii) each shareholder known by the Company to own beneficially 5% or more of the outstanding shares of its common stock and (iii) all directors and officers as a group for each class of capital stock of the Company.

         Directors                             Shares           Percentage of Common Shares Outstanding
         Officers                            Beneficially      Before Offering          Maximum Sold
         and 5% Shareowners                    Owned         ( 2,421,000 shares)    ( 3,171,000 shares)
Jason C. Lai                                  337,500              13.94                    10.64
Heinot H. Hintereder                          887,300              36.65                    27.99
Nhon K. Tran                                  375,000              15.49                    11.83
Officers & Directors as a Group             1,599,800              66.08                    50.46
James Chu *                                   166,666               6.88                     5.26
Fred Pao *                                    166,667               6.88                     5.26
Grace Lee *                                   166,667               6.88                     5.26
Other Stockholders                            321,200              13.28                    10.12


         * The issuance of these shares may be rescinded subject to the outcome of a pending law suit. See "Legal Proceedings and Litigation".

                              CERTAIN TRANSACTIONS

         Since its inception, from time to time, certain executive officers, directors and shareholders have provided short-term funds to the Company in order to finance medium to large purchases of computer components. All of these funds have been repaid by the Company with the exception of one demand note in the amount of $7,303. See "Notes to Financial Statements".

                           DESCRIPTION OF COMMON STOCK

         The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, no-par value. Immediately prior to this offering, there were 2,421,000 shares of Common Stock outstanding and held by 33 shareholders. Owners of Common Stock are entitled to one vote per share in all matters to be voted on by shareholders, except that, upon giving the legally required notice, shareholders may cumulate their votes in the election of directors. Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the Common Stock shareholders are entitled to share ratably in all assets remaining which are available for distribution to them after payment of all liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Common Stock shareholders, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered by this Prospectus, when issued for the consideration set forth in this Prospectus, will be fully paid and nonassessable.

Registration Rights
         There are no agreements between current shareholders and the Company with respect to registration of Company shares under the Securities Act.


Transfer Agent and Registrar
         The Company has appointed US Stock Transfer Company as its transfer agent and registrar for the Company's Common Stock.

                         DESCRIPTION OF PREFERRED STOCK


         The Company's Restated Certificate of Incorporation provides for the issuance of 20,000,000 shares of Preferred Stock, no-par value. No preferred shares are presently outstanding and the Company has no plans, arrangement, commitments or understandings to issue any preferred stock.
                                     - 20 -

         The Board of Directors has the authority to issue up to 20,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company without further action by the shareholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. Because the terms of the Preferred Stock may be fixed by the Board of Directors without Stockholder action, Preferred Stock could be issued quickly with terms calculated to defeat a proposed takeover of the Company, or to make the removal of current or future management of the Company more difficult. The Management of the Company is not aware of any threatened transaction to obtain control of the Company.

                        SHARES ELIGIBLE FOR FUTURE RESALE

         Upon completion of this offering, the Company will have 3,171,000 shares of common stock outstanding if the maximum amount is sold. The shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Rule 144") described below. Sales of outstanding shares to residents of certain states or jurisdictions may only be effected pursuant to a registration in or applicable exemption from the registration provision of the securities laws of such states or jurisdictions.


         The outstanding shares of common stock, which are held of record by shareholders prior to this offering are "restricted securities" and may not be sold in a public distribution except in compliance with the registration requirements of the Securities Act or an applicable exemption under the Securities Act, including an exemption pursuant to Rule 144 which, effective April 30, 1997, permits the resale of limited amounts of these restricted securities after a one-year holding period and Rule 144(k) provides that persons who are not deemed to be "affiliate" and who have beneficially owned shares for at least two years are entitled to sell their shares at any time under Rule 144 without regard to the limitations described above. Sales of substantial amounts of shares in the public market could adversely affect the prevailing market prices and could impair the Company's future ability to raise capital through an offering of its equity securities. There are 33 holders of record of shares of the Company's common stock.

         The Company's common stock is not listed or quoted on any organized exchange or other trading market, nor has the Company applied for a formal listing or quotation. There can be no assurances that a market will develop or be sustained. The post-offering fair value of the Company's common stock, whether or not any secondary trading market develops, is variable and may be impacted by the business and financial condition of the Company, as well as factors beyond the Company's control. The price may also vary due to economic conditions and forecasts and general conditions in the computer industry.

                              PLAN OF DISTRIBUTION

         The Company proposes to offer and sell the shares directly to members of the public residing in selected states. Announcements of this offering, in the form prescribed by Rule 134 of the Securities Act, will be communicated to selected persons. A copy of this Prospectus will be delivered to those who request it, together with the Share Purchasing Agreement. All shares will be sold at the public offering price of $5.25 per share and a minimum purchase of 100 shares is required. The Company reserves the right to reject any subscription or share purchase agreement in full or in part.


         The Company will effect offers and sales of shares through printed copies of this Prospectus delivered by mail and upon request electronically by e-mail. Any voice or other communications will be conducted through its executive officers. Under Rule 3a4-1 of the Exchange Act, none of these employees of the Company will be deemed a "broker", as defined in the Exchange Act, solely by reason of participation in this offering, because (i) none is subject to any of the statutory disqualifications set forth in Section 3(a)(39) of the Exchange Act; (ii) in connection with the sale of the shares hereby offered, none will receive, directly or indirectly, any commissions or other remuneration based either directly or indirectly on transactions in securities;
(iii) none is an associated person (partner, officer, director or employee) of a broker or dealer; and (iv) each meets all of the following conditions: (a) primarily perform substantial duties for the issuer otherwise than in connection with transactions in securities; (b) was not a broker or dealer, or as an associated person of a broker or dealer, within the preceding 12 months; and (c) will not participate in selling an offering of securities for any issuer more than once every 12 months. The Company has no plans, proposals, arrangements or understandings with any potential sales agent with respect to participating in the distribution of the Company's securities. The Company's registration statement will be amended to identify the persons involved if any such participation develops in the future.

         Prior to this offering there has been no market for the common stock of the Company, and there can be no assurances that a market will develop or be sustained. Accordingly, the public offering price has been determined by the Company's Board of Directors. Among factors considered in determining the public offering price were the Company's results of operation, the Company's current financial condition, its future prospects, the state of the markets for its products, the experience of management and the economics of the industry segment in general.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon by Kenneth M. Christison, Attorney at Law, 601 Glenwood Avenue, Mill Valley, California 94941.

                                     EXPERTS

         The Financial Statements of the Company as of and for the years ending December 31, 1995, and December 31, 1996 have been included herein and in the Registration Statement in reliance on the report of L. V. Dorn II, independent certified public accountant, appearing elsewhere herein, and upon the authority of said firm as an expert in accounting and auditing.

                             ADDITIONAL INFORMATION


         A Registration Statement on Form SB-2, including amendments thereto, relating to the shares offered hereby has been filed with the Securities and Exchange Commission, Office of Small Business Policy, Washington, D.C.. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the shares offered hereby, reference is made to such Registration Statement, exhibits and schedules. The Registration Statement may be viewed at the Security Exchange Commission's website at www.sec.gov via Edgar on-line. A copy of the Registration Statement may also be inspected by anyone without charge at the Commission's principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, the Northeast Regional Office located at 7 World Trade Center, 13th Floor, New York, New York, 10048, and the Midwest Regional Office located at Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511 and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission.


























                                     - 22 -






                               IMMECOR CORPORATION

                          INDEX TO FINANCIAL STATEMENTS


                                                                       Page


Report of Independent Accountant                                        F-2

Financial Statements

         Balance Sheets                                                 F-3

         Statements of Income                                           F-4

         Statements of Cash Flows                                       F-5

         Statements of Shareholders' Equity                             F-6

         Notes to Financial Statements                               F-7 to F-12

                        REPORT OF INDEPENDENT ACCOUNTANT


Immecor Corporation
Rohnert Park, California

         I have audited the accompanying balance sheets of Immecor Corporation (the Company) as of December 31, 1995 and 1996, and the related statements of income, cash flows and shareholders' equity for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

         I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

         In my opinion, the financial statements present fairly, in all material respects, the financial position of Immecor Corporation as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1996, in conformity with generally accepted accounting principles.

         I have also reviewed the accompanying balance sheet of Immecor Corporation as of June 30, 1997 and the related statements of income, cash flows, and shareholders' equity for the six months ended June 30, 1996 and 1997 in accordance with Statement on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of management of Immecor Corporation.

         A review consists principally of inquires of organization personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. According, I do not express such an opinion.

         Based upon my review, I am not aware of any material modifications that should be made to the accompanying financial statements as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 in order for them to be in conformity with generally accepted accounting principles.



L.V. Dorn II
Certified Public Accountant
Fort Bragg, California
July 29, 1997

                               Immecor Corporation
                                 Balance Sheets

ASSETS


                                                                                 December 31               June 30, 1997
                                                                              1995           1996           (unaudited)

Current assets:
   Cash                                                                $      6,358     $    54,677       $     96,891
   Accounts receivable (net of allowance for doubtful
      accounts of $ 10,000, $ 10,000 and $ 20,000)                          311,981         380,357            577,790
   Inventories (Note 2)                                                     142,667         129,421            228,607
   Notes receivable                                                           4,500           5,765              5,385
   Income taxes receivable                                                    4,266              -                  -

   Prepaid expenses and other current assets                                  3,050           4,550              3,050
   Deferred income taxes                                                     32,834          14,834              2,500
                                                                             ------          ------              -----
                  Total current assets                                      505,656         589,604            914,223

Equipment and
   improvements, net (Note 3)                                                32,525          41,960             41,329

Offering costs                                                                   -           16,238             43,105
                                                                                             ------             ------

                  Total assets                                           $  538,181     $   647,802         $  998,657

LIABILITIES and SHAREHOLDERS' EQUITY

Current liabilities:
   Notes payable (Note 4)                                                $       -      $    29,606         $    7,303
   Accounts payable                                                         296,448         254,374            412,734
   Accrued liabilities                                                       11,943          30,671             31,112
   Advances from shareholders (Note 5)                                       10,259          61,579             41,715
   Customer deposits                                                          3,534           2,794                 -
   Income taxes                                                                  -               -              79,166
                                                                                                                ------
                  Total current liabilities                                 322,184         379,024            572,030


Commitments and Contingencies (Note 6)

Shareholders' equity:
   Common stock, no par value, 50,000,000 shares authorized;
       2,421,000 shares issued and outstanding                              320,500         320,500            320,500
   Preferred stock, no par value, 20,000,000 shares authorized;
       no shares issued and outstanding                                          -               -                  -
   Retained earnings (deficit)                                           (  104,503)        (51,722)           106,127
                  Total shareholders' equity                                215,997         268,778            426,627

                  Total liabilities and shareholders' equity             $  538,181      $  647,802         $  998,657




See accompanying notes to financial statements

                               Immecor Corporation
                              Statements of Income


                                                                Year ended                                Six months ended
                                                                December 31,                                  June 30,
                                                        1995                 1996                   1996                 1997

(unaudited)

Net sales (Note 7)                                  $ 2,010,094          $ 3,591,382          $   1,960,141          $   2,355,774

Cost of sales                                         1,763,856            3,137,320              1,687,828              1,797,837
                                                      ---------            ---------              ---------              ---------

Gross profit                                            246,238              454,062                272,313                557,937

Operating costs and expenses:
    Selling, general and
          administrative expenses                       318,510              435,253                211,576                303,447
    Depreciation                                          4,017                9,408                  3,207                  6,636
    Flood insurance proceeds (Note 8)                        -               (65,244)               (65,244)                    -
                                                                             -------                -------
         Total operating costs and expenses             322,527              379,417                149,539                310,083
                                                        -------              -------                -------                -------

         Operating income (loss)                        (76,289)              74,645                122,774                247,854
Interest income                                              78                  722                    423                  2,295
Interest expense                                           (770)              (3,786)                (2,163)                    -
                                                           ----               ------                 ------

         Income (loss) before income taxes              (76,981)              71,581                121,034                250,149

Income taxes (Note 9)                                   (16,100)              18,800                 38,200                 92,300
                                                        -------               ------                 ------                 ------

         Net income (loss)                       $      (60,881)       $      52,781             $   82,834            $   157,849
                                                 --------------        -------------             ----------            -----------



Net income (loss) per share                     $         (.025)       $        .022             $     .034            $      .065
                                                ---------------        -------------             ----------            -----------

Weighted average shares outstanding                    2,421,000           2,421,000              2,421,000              2,421,000
                                                       ---------           ---------              ---------              ---------






See accompanying notes to financial statements

                               Immecor Corporation
                            Statements of Cash Flows


                                                                    Year ended                        Six months ended
                                                                    December 31,                           June 30,
                                                            1995               1996               1996               1997
                                                                                                                  (unaudited)

Operating Activities:
Net income (loss)                                     $   (60,881)     $      52,781         $      82,834      $   157,849
Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
      Depreciation                                          4,017              9,408                 3,207            6,636
      Provision for losses on accounts receivable         (46,000)                -                     -            10,000
      Deferred income taxes                               (12,634)            18,000                32,834           12,334
      Gain on disposal of equipment                            -               2,761                 1,314               -
Changes in:
         Accounts and notes receivable                   (182,486)           (69,641)               38,063         (207,053)
         Inventories                                      (98,279)            13,246                 5,487          (99,186)
         Income taxes                                     (11,373)            4,266                  8,832           79,166
         Prepaid expenses and all other                     4,914            (1,500)               (10,000)           1,500
         Accounts payable                                 204,101           (42,074)              (177,998)         158,360
         Accrued liabilities and customer deposits        (26,413)           17,988                 15,238           (2,353)
                                                          -------            ------                 ------           ------

Net cash (used) provided by operating activities         (225,034)            5,235                   (189)         117,253
                                                         --------             -----                   ----          -------

Investing Activities:
   Purchase of equipment                                  (19,342)          (21,604)                (7,100)          (6,005)
   Other                                                       -                 -                      -                -
Net cash used by investing activities                     (19,342)          (21,604)                (7,100)          (6,005)
                                                          -------           -------                 ------           ------

Financing Activities:
   Collection of notes receivable arising from
       sale of common stock                               170,000                -                      -                -
   Additions to notes payable                                  -             29,606                 15,000               -
   Offering costs                                              -            (16,238)                    -           (26,867)
   Principal payments on notes payable                         -                 -                      -           (22,303)
   Shareholder advances                                    (2,559)           51,320                 15,522          (19,864)
Net cash (used) provided by financing activities          167,441            64,688                 30,522          (69,034)

Increase (decrease) in cash                               (76,935)           48,319                 23,233           42,214

Cash balance, beginning of period                          83,293             6,358                  6,358           54,677
                                                           ------             -----                  -----           ------
Cash balance, end of period                          $      6,358     $      54,677            $    29,951      $    96,891
                                                     ------------     -------------            -----------      -----------

Supplemental Disclosure of Cash flow Information:
   Cash paid during the year for:
      Interest                                       $        770     $        2,086           $     1,387      $        -
                                                     ------------     --------------           -----------      ---------
      Income taxes                                   $      7,907     $          800           $       800      $       800
                                                     ------------     --------------           -----------      -----------



See accompanying notes to financial statements

                               Immecor Corporation
                       Statements of Shareholders' Equity


                                                    Number of                                   Retained
                                                   Outstanding                Common            Earnings
                                                     Shares                    Stock           (Deficit)           Total


Balance, December 31, 1994                         2,421,000               $   150,500      $    (43,622)       $  106,878
Year ended December 31, 1995:

  Collection of note receivable arising from
    sale of common stock                                                       170,000                -            170,000

  Net loss                                                                          -            (60,881)          (60,881)
                                                                                                 -------           -------

Balance, December 31, 1995                          2,421,000                  320,500          (104,503)          215,997

Year ended December 31, 1996:

  Net income                                                                        -             52,781            52,781
                                                                                                  ------            ------

Balance, December 31, 1996                          2,421,000                  320,500           (51,722)          268,778

Six months ended June 30, 1997(unaudited):

 Net income                                                                         -            157,849           157,849
                                                                                                 -------           -------

Balance, June 30, 1997(unaudited)                    2,421,000            $    320,500       $   106,127       $   426,627
                                                     ---------            ------------       -----------       -----------



See accompanying notes to financial statements

                               Immecor Corporation
                          Notes to Financial Statements
                     Years ended December 31, 1995 and 1996
               Six months ended June 30, 1996 and 1997(unaudited)

Note 1: Summary of Significant Accounting Policies

Basis of presentation

     Immecor Corporation has prepared the financial statements on an accrual basis of accounting and in accordance with generally accepted accounting principles. The financial statements and notes thereto are the responsibility of the Company's management. During 1996 and 1997 the Company had a division which operated under the name of Computer 2000 and its results of operations for 1996 and 1997(unaudited) and financial position as of December 31, 1996 and June 30, 1997(unaudited) are included in the accompanying financial statements.

Description of business

     The company designs and assembles specialized computer systems used in semiconductor manufacturing processes in addition to personal computers customized to specifications by business and individual users. The necessary components are purchased from domestic and foreign manufacturers and distributors. The Company markets the finished product through its own sales force.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market.

Equipment and improvements

     Equipment   and   improvements   are  carried  at  cost  less   accumulated
depreciation.   Depreciation  is  provided  on  the  straight-line  method  over estimated useful lives generally ranging from five to seven years.

     Expenditures for major renewals that extend useful lives of equipment and improvements are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

     For income tax purposes, depreciation is computed using the accelerated depreciation methods.

Advertising

     The Company expenses costs of advertising the first time the advertising takes place.

                               Immecor Corporation
                          Notes to Financial Statements
                     Years ended December 31, 1995 and 1996
               Six months ended June 30, 1996 and 1997(unaudited)

Note 1: Summary of Significant Accounting Policies (Continued)

Income taxes

     The Company has adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Accordingly, the Company computes income taxes using the asset and liability method, under which deferred income taxes are provided for temporary differences between the financial basis and the tax basis of the company's assets and liabilities.

Earnings per share

     Earnings per share amounts are based on the weighted average number of common stock shares outstanding during the periods adjusted retroactively to reflect a one for five reverse stock split approved by the Company's shareholders on May 14, 1997. There were no common stock equivalents to be considered.

Note 2: Inventories

Inventories consist of the following:

                                                                      December 31,               June 30,
                                                                 1995           1996               1997
                                                                                               (unaudited)

Purchased parts                                             $   111,247      $  104,124       $   170,332
Finished systems                                                 31,420          25,297            58,275
                                                                 ------          ------            ------
                                                            $   142,667      $  129,421       $   228,607
                                                            -----------      ----------       -----------

Note 3: Equipment and Improvements

Equipment and improvements consist of the following:

                                                                     December 31,               June 30,
                                                                 1995            1996             1997
                                                                                               (unaudited)

Equipment and furniture                                    $    39,060        $  49,497        $   55,502
Transportation equipment                                         4,330           12,243            12,243
                                                                 -----           ------            ------
                                                                43,390           61,740            67,745
Less accumulated depreciation                                   10,865           19,780            26,416
                                                                ------           ------            ------
                                                              $ 32,525        $  41,960        $   41,329
                                                              --------        ---------        ----------

                               Immecor Corporation
                          Notes to Financial Statements
                     Years ended December 31, 1995 and 1996
               Six months ended June 30, 1996 and 1997(unaudited)

Note 4: Notes Payable

Notes payable consist of the following:

                                                                  December 31,                   June 30,
                                                             1995               1996               1997
                                                                                                (unaudited)

Note payable to Jerry Liu with interest at
   12% due in January 1997                                $      -           $    15,000      $         -

Note payable to Thu Tran with interest at
    18% due on demand                                            -                14,606             7,303
    --                                                                            ------             -----
                                                           $     -           $    29,606       $     7,303
                                                           ------            -----------       -----------

     The Company received approval on July 9, 1997 for a $ 250,000 line of credit to finance short-term working capital needs. The line of credit bears interest at 4.0% over prime rate with a maturity date of May 31, 1998. Advances under the line of credit can not exceed 80% of eligible accounts receivable and is secured by a security interest in all accounts receivable, inventory and equipment. The line of credit is also personally guaranteed by the Company' major shareholder.

Note 5: Advances from Shareholders

     The Company receives advances from some of the corporate officers who are also major shareholders to meet working capital requirements. These advances are generally repaid within 30 to 60 days.

Note 6: Commitments and Contingencies

Long-Term Lease

     The Company leases its corporate headquarters under a non-cancelable operating lease which expires in February 1998. The Company is also obligated to pay the lessor its pro-rata share of utilities for the building on a monthly basis.

     Minimum future rental payments under the lease agreement as of December 31, 1996 are as follows:

             1997                               $   50,367
             1998                                    8,726
                                                     -----
                                                $   59,093

                               Immecor Corporation
                          Notes to Financial Statements
                     Years ended December 31, 1995 and 1996
               Six months ended June 30, 1996 and 1997(unaudited)

Note 6: Commitments and Contingencies (Continued)

Long-Term Lease (Continued)

     Rental expense under the above lease was $ 26,921 in 1995 and $ 37,983 in 1996 and $ 16,930 and $ 25,244 for the six months ended June 30, 1996 and 1997, respectively(unaudited).

Litigation

     The Company filed a lawsuit in 1996 against three former shareholders who were formerly officers and directors of the Company seeking recession of the issuance of 500,000 shares of the Company's common stock in the acquisition of Advanced Network Communication, Inc. in 1994.
     In addition, the Company is seeking the return of funds it believes were embezzled and taken through fraud during 1994 by the three defendants. The Company and its legal counsel are rigorously pressing this litigation but the case has not been set for trial. It is unlikely that the trial will commence before the spring of 1998 and there is no assurance of the outcome of the litigation. All legal expenses relating to this case have not been significant to date and have been expensed as incurred on the accompanying financial statements.

Note 7: Sales to Major Customers

     A material part of the Company's business is dependent upon sales to major customers, the loss of which would have a material adverse effect on the Company
's  financial  position  and  results  of  operations.   Three  customers
individually accounted for over 10% of the Company's 1995 sales.
     Sales to these three customers aggregated over 73% of total sales in 1995. Two customers individually accounted for over 10% of the Company's 1996 sales. Sales to these two customers aggregated over 38% of total sales in 1996.

     Two customers individually accounted for over 10% of the Company's sales during the three months ended June 30, 1996(unaudited). Sales to these two customers aggregated over 35% of total sales during the six months ended June 30, 1996(unaudited). One customer accounted for over 10% of the Company's sales during the six months ended June 30, 1997(unaudited). Sales to this customer aggregated over 65% of total sales during the six months ended June 30, 1997(unaudited). The Company is attempting to expand its customer base to lessen the effect of having major customers.

                               Immecor Corporation
                          Notes to Financial Statements
                     Years ended December 31, 1995 and 1996
               Six months ended June 30, 1996 and 1997(unaudited)

Note 8: Insurance Proceeds

     On February 4, 1996, the Company incurred major rain damage to its corporate offices and production facilities due to leaks in the roof which caused an interruption of its operations. The loss was covered by insurance as follows:
                  Inventory replacement                          $    77,392
                  Business interruption                               38,821
                  Equipment replacement                                6,550
                  Miscellaneous cost reimbursement                    24,383
                                                                      ------
                                                                     147,146
                  Less deductible                                        250
                  Proceeds from insurance company                    146,896
                  Amounts allocated to inventory, equipment and
                              repairs                                 81,652
                                                                      ------

                  Insurance proceeds per statement of income     $    65,244
                                                                 -----------

Note 9: Income Taxes

     A reconciliation of the statutory federal income tax rate with the Company's effective tax rate is as follows for the periods ended:

                                               December 31,                       June 30,
                                             1995      1996                1996              1997
                                                                                (unaudited)

Statutory rate for income from
   $ 100,000 to $ 335,000                   (39.0) %   39.0 %             39.0 %            39.0 %
Reductions due to income
   under $ 100,000                           20.3     (20.7)             (12.8)             (7.2)
State income taxes, net of
   federal income tax benefit                (7.5)      7.7                5.8               5.7
Non-deductible costs                          1.0       1.0                 .2                .1
Other                                         4.3       (.7)               (.6)              (.7)
                                              ---       ---                ---               ---
Effective tax rate                          (20.9) %   26.3 %             31.6 %            36.9 %
                                            -----      ----               ----              ----

                               Immecor Corporation
                          Notes to Financial Statements
                     Years ended December 31, 1995 and 1996
               Six months ended June 30, 1996 and 1997(unaudited)

Note 9: Income Taxes (Continued)

The provision (credit) for income taxes
consists of the following for
the periods ended:

                                                          December 31,                                June 30,
                                                     1995                 1996                  1996                1997

(unaudited)

Currently payable (receivable):
         Federal                             $        ( 4,266)      $         -              $      -       $    59,887
         State                                             800              800                 5,366            20,079
Deferred liability (benefit)                          (12,634)            18,000               32,834            12,334
                                                      -------             ------               ------            ------
                                                   $  (16,100)      $     18,800            $  38,200       $    92,300
                                                   ----------       ------------            ---------       -----------

     Deferred income taxes (benefits) reflect the tax effect of temporary differences between the amounts of assets and liabilities for financial reporting and amounts as measured for tax purposes. The tax effect of temporary differences and carryforwards that cause significant portions of deferred tax assets and liabilities are as follows for the periods ended:

                                                     December 31,                               June 30,
                                                 1995                 1996              1996           1997
                                                                                                    (unaudited)

Depreciation                               $         77      $     ( 255)            $    (140)      $     (200)
Inventory and accounts
         receivable allowances                  (12,591)          18,375                33,074           (4,120)
Tax loss carryforward                                -                 -                    -            16,504
Other, net                                         (120)            (120)                 (100)             150
                                           $    (12,634)        $ 18,000             $  32,834       $   12,334

     The Company has net operating losses for income purposes which can be used to offset future taxable income. Federal losses total approximately $ 63,900 at December 31, 1996 and expire $ 17,200 in 2010 and $ 46,700 in 2011. State losses total approximately $ 44,900 at December 31, 1996 and expire $ 21,700 in 2000 and $ 23,200 in 2001.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers
         Section xx of Article of the Registrant's By-laws provides that it may indemnify any director, officer, agent or employee as to those liabilities and on those terms and conditions as are specified in Section 317 of the California Corporations Code. In any event, the Registrant shall have the right to purchase and maintain insurance on behalf of any such persons whether or not the Registrant would have the power to indemnify such persons against the liability insured against.

         Insofar as indemnification for liabilities arising under the Securities Act, indemnification may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing section. The Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution
         Expenses of the Registrant in connection with the issuance and sitribution of the securities being registered are estimated as follows, assuming the Maximum offering amount is sold:

                  Securities and Exchange Commission filing fee ....................    $         1,478
                  Blue sky filing fees .............................................              5,500
                  Accountant's fees and expenses ....................................            30,000
                  Legal fees and expenses ......................................                 42,375
                  Printing .....................................................                 50,000
                  Marketing expenses ............................................                25,000
                  Postage ......................................................                 16,000
                  Transfer Agent's fees ..........................................                5,000
                  Miscellaneous .....................................................            19,647
                           Total .........................................................$     195,000

                  The Registrant will bear all expenses shown above.


Item 26. Recent Sales of Unregistered Securities
     (a) The following information is given for all securities that Immecor Corporation (the "Company") sold within the past three years without registering the securities under the Securities Act.
            Date                             Title                       Amount
 (1)       1/14/94                        Common Stock                 1,000,000
 (2)        2/1/94                        Common Stock                   500,000
 (3)        3/1/94                        Common Stock                   500,000
 (4)      12/31/94                        Common Stock                   421,000

     (b) No underwriters were used in connection with any of the issuances of shares.

         The class of persons to whom the Company issued shares was those persons known to the
         (1)               Founders
         (2)               Founders
         (3)               Directors, Business associates
         (4)               Employees, Directors, private investors
     (c) No underwriters were used in connection with any of the issuances of shares or options so there were no underwriting discounts or commissions. The transactions and the types and amounts of consideration received by the Company were:
         (1)               $25,000
         (2)               $25,000
         (3)               ANC common stock valued at $60,000.
See "Legal Proceedings and Litigation."
         (4)               $210,500
(d)      Total amounts are well within the $1,000,000 limit of Rule 504.

Item 27. Exhibits
         The exhibits listed below are filed as part of this Registration Statement pursuant to item 601 of Regulation S-B.

         Exhibit
         Number                     Description


                           Articles of Incorporation
                           Amendment to Articles of Incorporation filed March 7,
                              1994
                           By-laws
                           Financial Data Schedule
                           Form of Common Stock Certificate
                           Opinion and consent of counsel with respect to the
                              legality of the shares being registered
                           Employment contract with Jason C. Lai
                           Lease of Registrants facilities and Amendments to
                              Lease Agreement
                           Consent of L. V. Dorn II, Certified Public Accountant Consent of Kenneth M. Christison, Attorney at Law
                          (Reference is made to Exhibit 5)
                           Power of Attorney
                           Share Purchase Agreement

Item 28. Undertakings
(a)      The Registrant hereby undertakes that it will:
         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:
                   (i) Include any prospectus required by section 10(a)(3) of the Securities Act;
                   (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and
                   (iii) Include any additional or changed material information on the plan of distribution.
         (2) For determining liability under the Securities Act treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering. (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   SIGNATURES
         In accordance with the requirements of the Securities Act of 1993, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2, and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Rohnert Park, State of California, on May 5, 1997.




By ___/s/__________________________         By __/s/____________________________
  Heinot H. Hintereder, President & CEO        Keith W. Racuya, Scretary

         Each person whose signature appears below appoints Heinot H. Hintereder, Jason C. Lai, Keith W. Racuya, Richard C. Thiede and Nhon K. Tran or any of them, his or her attorney-in-fact, with full power of substitution and resubstitution, to sign any and all amendments (including post-efective amendments) to this Registration Statement on Form SB-2 of Immecor Corporation, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

         Signatures                 Title                                  Date



/s/                             President & Chief Executive Officer  May 5, 1997
         Heinot H. Hintereder



/s/                             Vice President, Sales & Marketing    May 5, 1997
              Jason C. Lai                  Director



/s/                            Secretary and Director                May 5, 1997
          Keith W. Racuya



/s/                           Treasurer and Director                 May 5, 1997
             Richard C. Thiede



/s/                           Vice President, Engineering            May 5, 1997
            Nhon K. Tran                    Director

                                  EXHIBIT INDEX

Item 27. Exhibits
         The exhibits listed below are filed as part of this Registration Statement pursuant to item 601 of Regulation S-B.

Page              Exhibit
Number            Number                    Description

                           Articles of Incorporation
                           Amendment to Articles of Incorporation filed March 7, 1994
                           By-laws

                           Financial Data Schedule

                           Form of Common Stock Certificate
                           Opinion and consent of counsel with respect to the legality of the shares being registered
                           Employment contract with Jason C. Lai
                           Lease of Registrants facilities
                           Consent of L. V. Dorn II, Certified Public Accountant Consent of Kenneth M. Christison, Attorney at Law (Reference is made to Exhibit 5)
                           Power of Attorney
                           Share Purchase Agreement